EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
First Potomac Realty Trust:

We consent to the incorporation by reference in the registration statements (No. 333-120821) on Form S-3 and (No. 333-111691) on Form S-8 of First Potomac Realty Trust of our report dated March 3, 2005, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2004 and 2003, and the related consolidated and combined statements of operations, shareholders’ equity and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of First Potomac Realty Trust.

KPMG LLP

McLean, Virginia
March 15, 2005